CARVER BANCORP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2015 RESULTS

New York, New York, February 9, 2015 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its third fiscal quarter of 2015 ended December 31, 2014.

The Company reported net income of $111 thousand, or basic and diluted earnings per share of $0.03, for the third quarter of its fiscal year ended March 31, 2015, compared to a net loss of $823 thousand1, or basic and diluted loss per share of $0.221, for the quarter ended December 31, 2013. For the nine months ended December 31, 2014, the Company reported net income of $491 thousand, or basic and diluted earnings per share of $0.13, compared to a net loss of $69 thousand1, or basic and diluted loss per share of $0.021 for the comparative prior year period.

Michael T. Pugh, the Company's President and CEO said:  “We are making progress with a third consecutive profitable quarter in spite of a challenging interest rate environment which continues to affect margins.  We remain focused on loan portfolio growth, improving asset quality, and increasing core deposits. We are pleased that our new business effort generated a 6% increase in loans during the quarter and 12% growth fiscal year-to-date.  Carver’s capital ratios remain strong, with a Tier 1 Capital Ratio in excess of 10%, and our non-performing loan ratios are near industry norms."

Mr. Pugh concluded, “Core deposits totaled $324 million, representing 7% fiscal year-to-date growth and 62% of the total deposits for the Bank. Low cost deposit growth remains a stable and effective funding source for lending in the communities we serve. Our new banking platform is critical to this expansion as it enables us to offer additional services to small business depositors, including the growing segment of women and minority business entrepreneurs surrounding our retail network.”

Statement of Operations Highlights

Third Quarter and Nine Months Results
The Company reported net income of $111 thousand for the three months ended December 31, 2014, compared to a net loss of $823 thousand1 for the prior year period. The primary driver of the change is attributed to higher non-interest expense in the prior year quarter due to the cost of terminating the Bank's pension plan, partially offset by lower interest income in the current quarter.

The Company reported net income of $491 thousand for the nine months ended December 31, 2014, compared to net loss of $69 thousand1 for the prior year period. The change was primarily driven by recoveries in the loan loss provision, partially offset by lower net interest income and non-interest income.

1 Results for the three and nine month periods ended December 31, 2013 have been adjusted from previously issued results to include an additional charge of $716 thousand associated with terminating the Company's pension plan in December 2013.

Net Interest Income
Net interest income decreased $773 thousand, or 15.4%, to $4.3 million for the three months ended December 31, 2014, compared to $5.0 million for the comparative prior year period. Net interest income decreased $935 thousand, or 6.4%, to $13.6 million for the nine months ended December 31, 2014, compared to $14.6 million for the prior year period.

Interest income decreased $739 thousand, or 12.3%, to $5.3 million for the three months ended December 31, 2014, compared to $6.0 million for the prior year quarter. Interest income decreased $904 thousand, or 5.2%, to $16.6 million for the nine months ended December 31, 2014, compared to $17.5 million for the prior year period. Although the average balance of loans increased for both comparative periods, the average yield on loans decreased. A change in loan mix, with higher one-to-four family loans and lower multifamily loans, led to lower average yields. Interest income on mortgage-backed securities decreased $201 thousand for the nine months ended December 31, 2014 following a $16.7 million, or 31.7%, decrease in the average balances of mortgage-backed securities from the prior year as the Bank repositioned its investment portfolio. The average yield on mortgage-backed securities increased 19 basis points from 2.01% to 2.20% for the nine months ended December 31, 2014.

Interest expense increased 3.5% to $1.0 million for the three months ended December 31, 2014, and 1.0% to $3.0 million for the nine months ended December 31, 2014. An increase in interest expense on deposits was partially offset by a decrease in interest expense on borrowed funds, as the Bank grew deposits and reduced borrowings.

Provision for Loan Losses
The Company recorded a $1.2 million recovery of loan losses for the three months ended December 31, 2014. Net recoveries of $434 thousand were recognized, compared to $68 thousand in the prior year quarter. For the nine months ended December 31, 2014, the Company recorded a $2.6 million recovery of loan losses, compared to $726 thousand for the prior year period. Net recoveries of $1.3 million were recognized for the nine month period, compared to net charge-offs of $1.8 million in the prior year period. Recoveries of previously charged-off loans in the current period and decreases in historic loan loss rates were the primary drivers of the improvement in both periods.

Non-interest Income
Non-interest income increased $198 thousand, or 16.4%, to $1.4 million, compared to $1.2 million for the prior year quarter. The increase was primarily attributed to higher loan fees during the quarter driven by prepayment fees on commercial real estate loans. Further, a gain on sale of real estate owned of $41 thousand was recognized for the current quarter, compared to a loss of $149 thousand in the prior year quarter.

For the nine months ended December 31, 2014, non-interest income decreased $743 thousand, or 15.1%, to $4.2 million, compared to $4.9 million in the prior year period. Non-interest income in the prior year period included gains on sales of loans and securities of $768 thousand and $507 thousand, respectively, as the Bank disposed of non-performing loans and repositioned its investment portfolio. Other non-interest income for the current nine month period included a $323 thousand grant award from the Community Development Financial Institutions Fund (the "CDFI Fund") of the U.S. Department of the Treasury.

Non-interest Expense
Non-interest expense decreased $1.5 million, or 17.7%, to $6.8 million, compared to $8.3 million1 for the prior year quarter. The decrease was primarily attributed to higher employee compensation and benefit expense in the prior year associated with the termination of the Company's pension plan.

For the nine months ended December 31, 2014, non-interest expense remained relatively unchanged at $20.1 million1, decreasing $43 thousand, or 0.2%, from the prior year period due to lower data processing costs following a change in the Bank's core technology platform, and lower federal deposit insurance premiums, partially offset by the expense associated with terminating the Company's pension plan, an increase in the reserves for losses associated with repurchase of mortgage loans sold by the Bank to Fannie Mae, and higher consulting fees.

Income Taxes
Income tax expense was $62 thousand, compared to $6 thousand for the prior year quarter. For the nine months ended December 31, 2014, income tax expense was $135 thousand, compared to $94 thousand in the prior year period.

Financial Condition Highlights
At December 31, 2014, total assets increased $4.5 million, or 0.7% to $644.4 million, compared to $639.8 million at March 31, 2014. The overall change was primarily due to increases of $46.9 million in the loan portfolio net of the allowance for loan losses and $14.2 million in the investment portfolio, offset by a decrease of $59.3 million in cash and due from banks.

Total investment securities increased $14.2 million, or 14.4%, to $112.7 million at December 31, 2014, compared to $98.5 million at March 31, 2014 as the Bank purchased new securities to increase its investment portfolio to redeploy excess cash balances.

Net loans receivable increased $45.6 million, or 11.7%, to $435.5 million at December 31, 2014, compared to $390.0 million at March 31, 2014 following growth in business and residential loans from loan purchases and originations.

Loans held-for-sale ("HFS") decreased $2.4 million, or 48.0%, to $2.6 million at December 31, 2014, following transfer of a loan into other real estate owned during the first fiscal quarter.

Total liabilities increased $1.5 million, or 0.3%, to $590.2 million at December 31, 2014, compared to $588.7 million at March 31, 2014 following growth in deposits, offset by a reduction in borrowed funds.

Deposits increased $11.7 million, or 2.3%, to $521.0 million at December 31, 2014, compared to $509.4 million at March 31, 2014 following an increase in money market and checking accounts, partially offset by lower certificates of deposits.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money decreased $11.0 million, or 15.6%, to $59.4 million at December 31, 2014, compared to $70.4 million at March 31, 2014, as growth in deposits replaced maturing short-term borrowings.

Total equity increased $3.0 million, or 5.9%, to $54.2 million at December 31, 2014, compared to $51.2 million at March 31, 2014. The increase was primarily due to a $2.8 million reduction in unrealized losses on investments and net income earned for the nine month period.

Asset Quality
At December 31, 2014, non-performing assets totaled $15.1 million, or 2.3% of total assets, compared to $18.9 million or 3.0% of total assets at March 31, 2014, and $24.0 million or 3.8% of total assets at December 31, 2013. Non-performing assets at December 31, 2014 were comprised of $4.8 million of loans 90 days or more past due and nonaccruing, $3.7 million of loans classified as a troubled debt restructuring, $3.9 million of other real estate owned, and $2.6 million of loans classified as HFS.

The allowance for loan losses was $5.9 million at December 31, 2014, which represents a ratio of the allowance for loan losses to non-performing loans of 68.8% compared to 57.6% at March 31, 2014. The ratio of the allowance for loan losses to total loans was 1.4% at December 31, 2014, compared to 1.9% at March 31, 2014 as non-performing assets decreased 20.3% during the period.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver has been designated by the U.S. Treasury Department as a Community Development Financial Institution ("CDFI") because of its community-focused banking services and dedication to the economic viability and revitalization of underserved neighborhoods. Carver is the largest African- and Caribbean-American run bank in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-packman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	December 31, 2014	March 31, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$55,944	$115,239
Money market investments	8,967	7,315
Total cash and cash equivalents	64,911	122,554
Restricted cash	6,354	6,354
Investment securities:
Available-for-sale, at fair value	100,448	89,461
Held-to-maturity, at amortized cost (fair value of $12,433 and $8,971 at December 31, 2014 and March 31, 2014, respectively)	12,253	9,029
Total investment securities	112,701	98,490

Loans held-for-sale	2,606	5,011

Loans receivable:
Real estate mortgage loans	396,957	362,888
Commercial business loans	38,244	26,930
Consumer loans	333	138
Loans, net	435,534	389,956
Allowance for loan losses	(5,880)	(7,233)
Total loans receivable, net	429,654	382,723
Premises and equipment, net	7,328	7,830
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	2,439	3,101
Accrued interest receivable	2,659	2,557
Other assets	15,721	11,218
Total assets	$644,373	$639,838

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$93,095	$98,051
Non-interest bearing checking	51,584	53,232
Interest-bearing checking	30,302	24,271
Money market	148,676	127,655
Certificates of deposit	197,388	206,157
Total deposits	521,045	509,366
Advances from the FHLB-New York and other borrowed money	59,403	70,403
Other liabilities	9,735	8,900
Total liabilities	590,183	588,669

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 and 3,697,836 shares issued; 3,696,087 and 3,695,892 shares outstanding at December 31, 2014 and March 31, 2014, respectively)	61	61
Additional paid-in capital	56,116	56,114
Accumulated deficit	(44,079)	(44,570)
Treasury stock, at cost (1,944 shares at December 31, 2014 and March 31, 2014)	(417)	(417)
Accumulated other comprehensive loss	(1,959)	(4,768)
Total equity attributable to Carver Bancorp, Inc.	54,840	51,538
Non-controlling interest	(650)	(369)
Total equity	54,190	51,169
Total liabilities and equity	$644,373	$639,838

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
$ in thousands except per share data	2014	2013	2014	2013
Interest income:
Loans	$4,677	$5,412	$14,838	$15,590
Mortgage-backed securities	197	247	595	796
Investment securities	345	313	998	1,009
Money market investments	46	32	181	121
Total interest income	5,265	6,004	16,612	17,516

Interest expense:
Deposits	741	694	2,182	2,078
Advances and other borrowed money	272	285	815	888
Total interest expense	1,013	979	2,997	2,966

Net interest income	4,252	5,025	13,615	14,550
Provision for (recovery) of loan losses	(1,151)	(1,052)	(2,645)	(726)
Net interest income after provision for loan losses	5,403	6,077	16,260	15,276

Non-interest income:
Depository fees and charges	887	852	2,707	2,642
Loan fees and service charges	282	133	495	736
Gain on sale of securities	3	21	8	507
Gain (loss) on sale of loans, net	—	98	(2)	768
Gain (loss) on sale of real estate owned	41	(149)	44	(280)
Lower of cost or market adjustment on loans held-for-sale	1	—	2	(232)
Other	194	255	919	775
Total non-interest income	1,408	1,210	4,173	4,916

Non-interest expense:
Employee compensation and benefits (1)	2,997	4,033	8,784	9,047
Net occupancy expense	919	887	2,763	2,634
Equipment, net	229	298	656	682
Data processing	77	244	398	826
Consulting fees	369	119	767	331
Federal deposit insurance premiums	189	313	542	929
Other	2,009	2,357	6,178	5,682
Total non-interest expense (1)	6,789	8,251	20,088	20,131

Income (loss) before income taxes (1)	22	(964)	345	61
Income tax expense	62	6	135	94
Consolidated net income (loss) (1)	(40)	(970)	210	(33)
Less: Net income (loss) attributable to non-controlling interest	(151)	(147)	(281)	36
Net income (loss) attributable to Carver Bancorp, Inc. (1)	$111	$(823)	$491	$(69)

Earnings (loss) per common share (1):
Basic	$0.03	$(0.22)	$0.13	$(0.02)
Diluted	0.03	(0.22)	0.13	(0.02)

1 Results for the three and nine month periods ended December 31, 2013 have been adjusted from previously issued results to include an additional charge of $716 thousand associated with terminating the Company's pension plan in December 2013.

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	December 2014	September 2014	June 2014	March 2014	December 2013
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$3,089	$2,636	$2,651	$2,301	$3,736
Multifamily	1,053	1,054	671	2,240	1,363
Commercial real estate	2,850	2,991	3,979	7,024	8,702
Business	1,550	1,395	818	993	1,120
Consumer	7	10	5	1	1
Total non-performing loans	$8,549	$8,086	$8,124	$12,559	$14,922

Other non-performing assets (2):
Real estate owned	3,934	4,122	4,124	1,369	1,423
Loans held-for-sale	2,606	2,606	2,611	5,011	7,678
Total other non-performing assets	6,540	6,728	6,735	6,380	9,101
Total non-performing assets (3):	$15,089	$14,814	$14,859	$18,939	$24,023

Non-performing loans to total loans	1.96%	1.97%	2.08%	3.22%	3.80%
Non-performing assets to total assets	2.34%	2.30%	2.31%	2.96%	3.76%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At December 31, 2014, there were $4.7 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended December 31,
	2014			2013
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$414,547	$4,677	4.51%	$401,843	$5,412	5.39%
Mortgage-backed securities	35,354	197	2.23%	42,275	247	2.34%
Investment securities	54,471	263	1.93%	46,789	237	2.03%
Restricted cash deposit	6,354	—	0.03%	6,556	—	0.03%
Equity securities (2)	1,727	18	4.14%	2,323	23	3.93%
Other investments and federal funds sold	90,153	110	0.48%	67,281	85	0.50%
Total interest-earning assets	602,606	5,265	3.49%	567,067	6,004	4.24%
Non-interest-earning assets	24,909			18,192
Total assets	$627,515			$585,259

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$29,018	$12	0.16%	$24,632	$10	0.16%
Savings and clubs	94,338	63	0.26%	94,963	63	0.26%
Money market	148,778	185	0.49%	116,067	134	0.46%
Certificates of deposit	195,443	473	0.96%	185,147	478	1.02%
Mortgagors deposits	1,939	8	1.64%	1,938	9	1.84%
Total deposits	469,516	741	0.63%	422,747	694	0.65%
Borrowed money	43,577	272	2.48%	53,120	285	2.13%
Total interest-bearing liabilities	513,093	1,013	0.78%	475,867	979	0.82%
Non-interest-bearing liabilities:
Demand	53,350			55,548
Other liabilities	7,178			2,484
Total liabilities	573,621			533,899
Non-controlling interest	(501)			(78)
Stockholders' equity	54,395			51,438
Total liabilities and equity	$627,515			$585,259
Net interest income		$4,252			$5,025

Average interest rate spread			2.71%			3.42%

Net interest margin			2.82%			3.54%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Nine Months Ended December 31,
	2014			2013
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$401,856	$14,838	4.92%	$379,759	$15,590	5.47%
Mortgage-backed securities	36,070	595	2.20%	52,804	796	2.01%
Investment securities	53,468	762	1.90%	56,841	777	1.82%
Restricted cash deposit	6,354	1	0.03%	7,452	1	0.03%
Equity securities (2)	1,822	59	4.30%	2,334	69	3.92%
Other investments and federal funds sold	106,692	357	0.44%	73,301	283	0.51%
Total interest-earning assets	606,262	16,612	3.65%	572,491	17,516	4.08%
Non-interest-earning assets	17,721			26,596
Total assets	$623,983			$599,087

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$26,744	$33	0.16%	$25,534	$30	0.16%
Savings and clubs	96,385	193	0.27%	96,503	192	0.26%
Money market	141,159	517	0.49%	115,431	400	0.46%
Certificates of deposit	199,803	1,416	0.94%	189,248	1,429	1.00%
Mortgagors deposits	1,977	23	1.54%	2,012	27	1.78%
Total deposits	466,068	2,182	0.62%	428,728	2,078	0.64%
Borrowed money	43,599	815	2.48%	53,361	888	2.21%
Total interest-bearing liabilities	509,667	2,997	0.78%	482,089	2,966	0.82%
Non-interest-bearing liabilities:
Demand	53,432			55,753
Other liabilities	7,307			6,306
Total liabilities	570,406			544,148
Non-controlling interest	(408)			(166)
Stockholders' equity	53,985			55,105
Total liabilities and equity	$623,983			$599,087
Net interest income		$13,615			$14,550

Average interest rate spread			2.87%			3.26%

Net interest margin			2.99%			3.39%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
Selected Statistical Data:	2014		2013		2014		2013
Return on average assets (1)	0.07%		(0.56)%		0.10%		(0.02)%
Return on average stockholders' equity (2) (10)	0.82%		(6.40)%		1.21%		(0.17)%
Return on average stockholders' equity, excluding AOCI (2) (10)	0.79%		(5.75)%		1.15%		(0.16)%
Net interest margin (3)	2.82%		3.54%		2.99%		3.39%
Interest rate spread (4)	2.71%		3.42%		2.87%		3.26%
Efficiency ratio (5) (10)	119.95%		132.33%		112.93%		103.42%
Operating expenses to average assets (6)	4.33%		5.64%		4.29%		4.48%
Average stockholders' equity to average assets (7) (10)	8.67%		8.79%		8.65%		9.20%
Average stockholders' equity, excluding AOCI, to average assets (7) (10)	8.99%		9.79%		9.10%		9.60%
Average interest-earning assets to average interest-bearing liabilities	1.17	x	1.19	x	1.19	x	1.19	x

Basic earnings per share	$0.03		$(0.22)		$0.13		$(0.02)
Average shares outstanding	3,696,420		3,696,225		3,696,338		3,696,123

	December 31,
	2014		2013
Capital Ratios:
Tier 1 leverage ratio (8)	10.49%		10.51%
Tier 1 risk-based capital ratio (8)	16.16%		17.60%
Total risk-based capital ratio (8)	18.37%		20.17%

Asset Quality Ratios:
Non-performing assets to total assets (9)	2.34%		3.76%
Non-performing loans to total loans receivable (9)	1.96%		3.80%
Allowance for loan losses to total loans receivable	1.35%		2.14%
Allowance for loan losses to non-performing loans	68.78%		56.39%

(1)	Net income (loss), annualized, divided by average total assets.
(2)	Net income (loss), annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expense divided by sum of net interest income and non-interest income.
(6)	Non-interest expense, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only.
(9)	Non-performing assets consist of nonaccrual loans and real estate owned.
(10)	See Non-GAAP Financial Measures disclosure for comparable GAAP measures.

Non-GAAP Financial Measures

In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, return on average stockholders' equity excluding average accumulated other comprehensive income (loss) ("AOCI"), and average stockholders' equity excluding AOCI to average assets. Management believes these non-GAAP financial measures provide information that is useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets. Return on average stockholders' equity is calculated by dividing annualized net income (loss) by average stockholders' equity, excluding AOCI. Management believes that this performance measure explains the results of the Company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the Company's current businesses. For purposes of the Company's presentation, AOCI includes the changes in the market or fair value of its investment portfolio and former pension plan. These fluctuations have been excluded due to the unpredictable nature of this item and is not necessarily indicative of current operating or future performance.

	Three Months Ended December 31,		Nine Months Ended December 31,
$ in thousands	2014	2013	2014	2013
Average Stockholders' Equity
Average Stockholders' Equity	$54,395	$51,438	$53,985	$55,105
Average AOCI	(2,023)	(5,833)	(2,813)	(2,378)
Average Stockholders' Equity, excluding AOCI	$56,418	$57,271	$56,798	$57,483

Return on Average Stockholders' Equity	0.82%	(6.40)%	1.21%	(0.17)%
Return on Average Stockholders' Equity, excluding AOCI	0.79%	(5.75)%	1.15%	(0.16)%

Average Stockholders' Equity to Average Assets	8.67%	8.79%	8.65%	9.20%
Average Stockholders' Equity, excluding AOCI, to Average Assets	8.99%	9.79%	9.10%	9.60%